                                                                                              EXHIBIT 12
                              COLUMBUS SOUTHERN POWER COMPANY
              Computation of Consolidated Ratios of Earnings to Fixed Charges
                             (in thousands except ratio data)
                                                                    Year Ended December 31,
                                                       1991       1992      1993       1994     1995
Fixed Charges:
  Interest on First Mortgage Bonds. . . . . . . .    $ 80,245   $75,866   $74,119    $68,471   $ 66,811
  Interest on Other Long-term Debt. . . . . . . .      11,489    11,430    10,436     10,221      8,829
  Interest on Short-term Debt . . . . . . . . . .       3,665     3,282     1,305        817      1,328
  Miscellaneous Interest Charges. . . . . . . . .       2,663     3,158     4,036      4,566      4,657
  Estimated Interest Element in Lease Rentals . .       5,600     4,100     3,700      3,700      4,100
       Total Fixed Charges. . . . . . . . . . . .    $103,662   $97,836   $93,596    $87,775   $ 85,725

Earnings:
  Net Income (Loss) . . . . . . . . . . . . . . .    $ 66,979  $ 76,244  $(55,898)  $109,845   $110,616
  Plus Federal Income Taxes . . . . . . . . . . .       1,074    27,389    34,154     49,838     58,648
  Plus State Income Taxes . . . . . . . . . . . .           1      -         -             1          7
  Plus Fixed Charges (as above) . . . . . . . . .     103,662    97,836    93,596     87,775     85,725
       Total Earnings . . . . . . . . . . . . . .    $171,716  $201,469  $ 71,852   $247,459   $254,996

Ratio of Earnings to Fixed Charges. . . . . . . .        1.65      2.05      0.76(a)    2.81       2.97



(a) Ratio includes the effect of the Loss from Zimmer Plant Disallowance of $144,533,000 (net of applicable income taxes  of $14,534,000).  As a result, earnings for  the twelve  months ended  December 31, 1993 were inadequate to cover fixed charges by $21,744,000.  If the effect of the Loss from Zimmer Plant Disallowance were excluded, the ratio would be 2.46 for the twelve months ended December 31, 1993.